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                                                                 EXHIBIT 23(a)


[COOPERS & LYBRAND LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Laidlaw Environmental Services, Inc. on Form S-4 (File No. 333-40185) of our report, which includes an explanatory paragraph relating to the revised statement of cash flows for the years ended August 31, 1996 and 1995, dated October 7, 1997 on our audits of the consolidated financial statements and financial statement schedule of Laidlaw Environmental Services, Inc. as of August 31, 1997 and 1996, and for each of the three years in the period ended August 31, 1997. We also consent to the reference to our firm under the caption "Experts".


                                                      Coopers & Lybrand L.L.P.


Charlotte, North Carolina
January 23, 1998